EXPENSE LIMITATION AGREEMENT
                          ----------------------------

                         CHURCH CAPITAL MANAGEMENT, LLC
                       301 Oxford Valley Road, Suite 801B
                                Yardley, PA 19067

                                                            December 8, 2005

CHURCH CAPITAL INVESTMENT TRUST
225 Pictoria Drive, Suite 450
Cincinnati, Ohio 45246

Dear Sirs:

     Church Capital Management, LLC confirms our agreement with you as follows:

     1.  You  are  an  open-end,   diversified   management  investment  company
registered under the Investment Company Act of 1940 (the "Act") and are authorized to issue shares of separate series (funds), with each fund having its own investment objective, policies and restrictions. You propose to engage in the business of investing and reinvesting the assets of each of your funds in accordance with applicable limitations. Pursuant to an Investment Advisory Agreement dated as of December 8, 2005 (the "Advisory Agreement"), you have employed us to manage the investment and reinvestment of the assets of the fund listed on Appendix A to this Agreement (the "Fund").

     2. We hereby agree that, notwithstanding any provision to the contrary contained in the Advisory Agreement, we shall limit as provided herein the aggregate ordinary operating expenses incurred by the Fund by the amount of fees ("Advisory Fees") payable to us under the Advisory Agreement (the "Limitation"). Under the Limitation, we agree that, for a three year period, beginning with the Fund's public offering (subject to Section 4), such expenses shall not exceed a percentage (the "Percentage Expense Limitations") of the average daily net assets of the Fund, see Appendix A. To determine our liability for the applicable expenses in excess of the Percentage Expense Limitations, the amount of allowable fiscal-year-to-date expenses



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shall be computed daily by prorating the Percentage Expense Limitations based on the number of days elapsed within the fiscal year of the Fund, or limitation period, if shorter the ("Prorated Limitation"). The Prorated Limitation shall be compared to the expenses of the applicable Class of the Fund recorded through the current day in order to produce the allowable expenses to be recorded for the current day (the "Allowable Expenses"). If Advisory Fees and other expenses of the Fund for the current day exceed the Allowable Expenses, Advisory Fees for the current day shall be reduced by such excess ("Unaccrued Fees"). In the event such excess exceeds the amount due as Advisory Fees, we shall be responsible to the Fund to pay or absorb the additional excess ("Other Expenses Exceeding Limit"). If there are cumulative Unaccrued Fees or cumulative Other Expenses Exceeding the Limit, these amounts shall be repaid to us by you subject to the following conditions: (1) no such payment shall be made to us with respect to Unaccrued Fees or Other Expenses Exceeding Limit that arose more than three years prior to the proposed date of payment, and (2) such payment shall be made only to the extent that it does not cause the Fund's aggregate expenses, on an annualized basis, to exceed the Percentage Expense Limitation.

     3. Nothing in this Agreement shall be construed as preventing us from voluntarily limiting, waiving or reimbursing your expenses outside the contours of this Agreement during any time period.

     4. This Agreement shall become effective on the date hereof and supercedes any expense limitation agreement previously entered into with respect to the Fund and its classes of shares. This Agreement will terminate automatically if, as and when we cease to serve as investment adviser of the Fund. Upon the termination or expiration of this Agreement, we shall have no claim against you for any amounts not reimbursed to us pursuant to the provisions of paragraph 2.

     5. This Agreement shall be construed in accordance with the laws of the Commonwealth of Pennsylvania, provided, however, that nothing herein shall be construed as being inconsistent with the Act.





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     If the foregoing is in accordance with your understanding,  will you kindly so indicate by signing and returning to us the enclosed copy hereof.

                                  Very truly yours,

                                  CHURCH CAPITAL MANAGEMENT, LLC

                                  By:  /s/ Gregory Church
                                      -----------------------------------




Agreed to and accepted as of
the date first set forth above.

CHURCH CAPITAL INVESTMENT TRUST

By:    /s/ Gregory Church
    -----------------------------------








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                                   APPENDIX A

Fund Name                         Retail Class              Adviser Class
---------                         ------------              -------------

Church Capital Value Trust           1.50%                      1.25%